COMMERCIAL CAPITAL BANCORP, INC. ANNOUNCES THAT SUBSIDIARY, TIMCOR
EXCHANGE CORPORATION, OPENS RICHMOND, VIRGINA REGIONAL OFFICE AND
NAMES NEW DIRECTOR OF MARKETING AND BUSINESS DEVELOPMENT

IRVINE, CA – February 9, 2006 – Commercial Capital Bancorp, Inc. (the “Company”) (NASDAQ: “CCBI”), announced today that TIMCOR Exchange Corporation (“TIMCOR”), one of the Company’s 1031 exchange accommodator subsidiaries, has extended its national presence by entering the Virginia market with a regional office in Richmond and by the hiring of Ann S. Cottrell as Regional Sales Manager for Virginia and the surrounding markets. Prior to joining TIMCOR and dating back ten years, Ms. Cottrell held related positions with LandAmerica Lawyers Title and other real estate finance and services firms, bringing a great deal of knowledge and experience with her. Ms. Cottrell, who is a native of Richmond, VA, is a graduate of Virginia Commonwealth University and holds a Bachelor of Science in Chemistry. Ms. Cottrell can be contacted by phone at (888) 414-1031.

Additionally, the Company announced that TIMCOR has named Derek V. Longshore as Director of Marketing and Business Development. In this role, Mr. Longshore will develop and implement new marketing, public relations and business development strategies for TIMCOR to help facilitate its national expansion. Prior to joining TIMCOR, Mr. Longshore served as Manager of National Marketing and Public Relations for Aramark Corporation, where he was responsible for the marketing and public relations activities in 25 major U. S. markets. Prior to joining Aramark, Mr. Longshore served as Director of Marketing for Tenet Healthcare Corporation. Mr. Longshore holds a Bachelor of Arts in Communications from New York University. He will be located at TIMCOR’s headquarters in Los Angeles, California.

TIMCOR is a “qualified intermediary,” which facilitates tax-deferred exchanges pursuant to Section 1031 of the Internal Revenue Code. TIMCOR facilitates 1031 exchanges nationwide through its headquarters in Los Angeles, California, and offices in Chicago, Illinois; Houston, Texas; Richmond, Virginia; and Miami, Florida.

Commercial Capital Bancorp, Inc. is a diversified financial services company with $5.46 billion of total assets, at December 31, 2005. The Company provides depository and lending products and services under the Commercial Capital Bank brand name, and provides 1031 exchange services to income property investors nationwide under the TIMCOR Exchange Corporation and North American Exchange Company brand names.

This press release may include forward-looking statements related to the Company’s plans, beliefs and goals, which involve certain risks, and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such risks and uncertainties include, but are not limited to, the following factors: competitive pressure in the banking industry; changes in the interest rate environment; the health of the economy, either nationally or regionally; the deterioration of credit quality, which would cause an increase in the provision for possible loan and lease losses; changes in the regulatory environment; changes in business conditions, particularly in California real estate; volatility of rate sensitive deposits; asset/liability matching risks and liquidity risks; and changes in the securities markets. The Company undertakes no obligation to revise or publicly release any revision to these forward-looking statements.

Contact:
Commercial Capital Bancorp, Inc.
Jeff L. Leonard, Investor Relations
Telephone:  (949) 585-7500
Facsimile:    (949) 585-0174